UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                  FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
        UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
     OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D)
                  OF THE SECURITIES EXCHANGE ACT OF 1934.


                      Commission File Number: 1-12784


                     AMLI RESIDENTIAL PROPERTIES TRUST
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          (Exact name of registrant as specified in its charter)


                    125 South Wacker Drive, Suite 3100
                          Chicago, Illinois 60606
                              (312) 443-1477
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            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)


           Common Shares of Beneficial Interest, $0.01 par value
                      Preferred Share Purchase Rights
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         (Title of each class of securities covered by this Form)


                                   None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ X ]             Rule 12h-3(b)(1)(i)     [ X ]
Rule 12g-4(a)(1)(ii)    [   ]             Rule 12h-3(b)(1)(ii)    [   ]
Rule 12g-4(a)(2)(i)     [   ]             Rule 12h-3(b)(2)(i)     [   ]
Rule 12g-4(a)(2)(ii)    [   ]             Rule 12h-3(b)(2)(ii)    [   ]
                                          Rule 15d-6              [   ]


      Approximate number of holders of record as of the certification or notice date:  0


Effective February 7, 2006, AMLI Residential Properties Trust was merged with and into PPF AMLI ACQUISITION, LLC, a Delaware limited liability company.

Pursuant to the requirements of the Securities Exchange Act of 1934 AMLI Residential Properties Trust has caused this Certification and Notice to be signed on its behalf by the undersigned duly authorized person.



Date:  February 7, 2006       By:   /s/ Charlotte A. Sparrow
                                    ------------------------------
                                    Name:   Charlotte A. Sparrow
                                    Title:  Vice President